Exhibit 5
[Letterhead of Haskell Slaughter Young & Rediker, LLC]
May 1, 2007
Superior Bancorp
17 North 20th Street
Birmingham, Alabama 35203
RE: Registration Statement on Form S-4
Superior Bancorp
Ladies and Gentlemen:
     We have served as counsel for Superior Bancorp, a Delaware corporation (the “Corporation”), in connection with the filing of the Corporation’s Registration Statement on Form S-4, (Commission File No. 333-___) (the “Registration Statement”). The Registration Statement relates to the proposed issuance of shares of common stock, par value $.001 per share, of the Corporation (the “Shares”) pursuant to that certain Agreement and Plan of Merger, dated as of January 18, 2007, between the Corporation and People’s Community Bancshares, Inc. (the “Agreement”). This opinion is furnished to you pursuant to the requirements of Form S-4.
     In connection with this opinion, we have examined and are familiar with the Registration Statement and originals or copies (certified or otherwise identified to our satisfaction) of the Corporation’s Restated Certificate of Incorporation and Bylaws, the Agreement and such documents, corporate records and other instruments as we have deemed necessary and appropriate.
     Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, it is our opinion that:
     1.      The Shares have been duly authorized.

Superior Bancorp
May 1, 2007

     2.      Upon issuance, sale and delivery of the Shares as contemplated in the Registration Statement and the Agreement, the Shares will be legally issued, fully paid and nonassessable.
     We hereby consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement and to the filing of this Opinion as Exhibit 5 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours, HASKELL SLAUGHTER YOUNG & REDIKER, LLC
By	/s/ Robert E. Lee Garner
Robert E. Lee Garner